Exhibit 99.2

May 3, 2021

SBLA Holdco LLC
600 Brickell Avenue, Suite 2650
Miami, Florida 33131
Attention: SBLA Legal
Email: SBLA-Legal@softbank.com

Dear Sirs and Mesdames:

The undersigned, Crescera Educacional II Fundo de Investimento em Participações Multiestratégia (formerly known as Bozano Educacional II Fundo de Investimento em Participações Multiestratégia), a Brazilian private equity investment fund established as a closed-end investment fund (“Crescera”) and Nicolau Carvalho Esteves and Rosangela de Oliveira Tavares Esteves (together, the “Esteves Family”) are holders of the Class B common shares of Afya Limited, a Cayman Islands exempted company (the “Company”).  Pursuant to Article 21.1(c) of the Amended and Restated Memorandum and Articles of Association the Company, adopted July 6, 2019 (the “Articles”), Crescera and the Esteves Family hereby agree: (1) to appoint within 30 days from the date hereof a person (the “SBLA Director Designee”) designated by SBLA Holdco LLC (“SBLA”) that is an employee of good repute of either SBLA Advisors Corp or an Affiliate of SLBA Advisors Corp; provided, that if either Crescera or the Esteves Family ceases to own any Class B common shares of the Company, Crescera or the Esteves Family, as applicable, agree to vote their shares in favor of the election of the SBLA Director Designee to the Board of Directors of the Company in lieu of appointment pursuant to Article 21.1(c) of the Articles; and (2) to remove, substitute or replace the SBLA Director Designee only if directed to do so by SBLA in writing.  The parties hereby agree that the Esteves Family and Crescera cease to have any obligation to appoint or maintain such appointment (and have the right to remove in their sole discretion, as applicable, such SBLA Director Designee) and this letter agreement will terminate and cease to have any further effect to the extent SBLA, together with its Affiliates, ceases to own at any time less than 7.5% (the “Minimum Percentage”) of the aggregate issued and outstanding Class A and Class B common shares of the Company (on an as-converted basis for the Series A Preferred Shares of the Company held by SBLA and its Affiliates); provided, that, for purposes of calculating the Minimum Percentage, the issued and outstanding Class A and Class B common shares of the Company shall not include any Excluded Securities (as defined in the Securities Purchase Agreement, dated as of April 26, 2021, by and between the Company and SBLA) issued after the date hereof.  SBLA agrees to provide the Esteves Family or Crescera, upon request from time to time, reasonable evidence of its shareholding in the Company.

For purposes of this letter agreement, (1) “Affiliate” means, with respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person or entity and (2) “control” (including the terms “controlling,” “controlled by” and “under common control with”) with respect to any person or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of equity securities, by contract or otherwise.

The provisions under the section entitled “7.  Miscellaneous” in the applicable Secondary Share Purchase Agreements, each dated April 26, 2021, between SBLA and Crescera and Esteves Family, respectively, shall apply mutatis mutandis to this letter agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this side letter agreement on the date first above written.

Crescera Educacional II Fundo de Investimento em Participações Multiestratégia

By:	/s/ Felipe Samuel Argaliji
Name:	Felipe Samuel Argaliji
Title:

By:	/s/ Laura Guarana Carvalho
Name:	Laura Guarana Carvalho
Title:

Nicolau Carvalho Esteves

By:	/s/ Nicolau Carvalho Esteves
Name:	Nicolau Carvalho Esteves

Rosangela de Oliveira Tavares Esteves

By:	/s/ Rosangela de Oliveira Tavares Esteves
Name:	Rosangela de Oliveira Tavares Esteves

[Signature Page to Side Letter]

Accepted and acknowledged:

SBLA Holdco LLC

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Manager

[Signature Page to Side Letter]